EXHIBIT 10.1

STAGE STORES INCENTIVE AWARD AGREEMENT

Participant: _____________________________	Grant Date: ____________________________

Award No. 1: $__________________________	Vesting Date 1: _________________________

Award No. 2: $__________________________	Vesting Date 2: _________________________

Award No. 3: $__________________________	Vesting Date 3: _________________________

1.	This Agreement is made by and between the Company and the Participant as of the Grant Date. Capitalized terms used in this Agreement are defined below.

2.	The Participant shall earn an Award if he/she is continuously employed by the Company or an Affiliate from the Grant Date through the Vesting Date corresponding to such Award.

3.	Each Award that is earned shall be paid to the Participant in a lump sum within 30 days following the applicable Vesting Date, except as otherwise provided herein.

4.
The Participant shall forfeit all rights to an Award having a Vesting Date that follows the date of the Participant’s Termination (irrespective of the basis for such Termination or whether such Termination was initiated by the Participant, the Company or an Affiliate); provided that the Participant’s Termination does not occur during the Change in Control Period. If Participant’s Termination occurs during the Change in Control Period, each Award not previously paid to the Participant (including any Awards forfeited by Participant due to Termination during the Change in Control Period) shall immediately become earned and payable in full on the later of the date of Termination or the consummation of the Change in Control.

5.
Nothing in this Agreement shall confer upon the Participant the right to continue in the employ of the Company or an Affiliate, and nothing in this Agreement shall amend, alter or otherwise affect any rights or terms of employment or other benefits arising from that employment or any employment agreement between the Participant and the Company or an Affiliate.

6.	The Participant may not assign, pledge or encumber any interest in this Agreement, but this Agreement shall be binding upon any successor or assignee of the Company.

7.
The Company or the employing Affiliate shall have the right to deduct from an Award any federal, state or local taxes or other withholding amounts required by law or valid court order to be withheld with respect to such cash payments. The determination of the Company or the employing Affiliate regarding applicable income and employment tax withholding requirements shall be final and binding on the Participant.

8.
This Agreement and any Award that may become payable are intended to comply with, or otherwise be exempt from, IRC Section 409A. This Agreement shall be administered, interpreted and construed in a manner consistent with IRC Section 409A or an exemption therefrom. Should any provision of this Agreement be found not to comply with, or otherwise be exempt from, the provisions of IRC Section 409A, such provision shall be modified and given effect (retroactively, if necessary), in the sole discretion of the Committee, and without the consent of the Participant, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, IRC Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation or tax penalties under IRC Section 409A, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Participant’s Termination shall instead be paid on the first business day after the date that is six months following the Participant’s Termination (or death, if earlier). Notwithstanding anything to the contrary, the Company makes no representations that the payments provided under this Agreement comply with IRC Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with IRC Section 409A.

9.	No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is expressly agreed upon in a writing signed by Participant and the Company.

10.
The validity and effect of this Agreement and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Texas, unless superseded by federal law, which shall govern correspondingly.

11.	Capitalized terms used in this Agreement shall have the meanings ascribed below:

a.	“Affiliate” means any person with whom the Company would be considered a single employer under IRC Section 414(b) or 414(c).

b.	“Agreement” means this Stage Stores Incentive Award Agreement.

c.	“Award” means each cash amount stated at the beginning of this Agreement.

d.	“Change in Control” means any one or more of the following events:

i.
Any person or group (as defined for purposes of Section 13(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of 25% or more of the outstanding equity securities of the Company entitled to vote for the election of directors;

ii.
A majority of the members of the Company’s Board of Directors then in office is replaced within any period of two years or less by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Company’s Board of Directors at any date consists of persons not so nominated and approved; or

iii.
The consummation of a merger or consolidation with another entity or the sale or other disposition of all or substantially all of the Company's assets (including, without limitation, a plan of liquidation), which has been approved by shareholders of the Company.

Provided, however, the other provisions of this definition notwithstanding, the term “Change in Control” shall not mean any merger, consolidation, reorganization, or other transaction in which the Company exchanges or offers to exchange newly-issued or treasury common shares of the Company representing 25% or more, but less than 50%, of the outstanding equity securities of the Company entitled to vote for the election of directors, for 51% or more of the outstanding equity securities entitled to vote for the election of at least the majority of the directors of a corporation other than the Company or an Affiliate (the “Acquired Corporation”), or for all or substantially all of the assets of the Acquired Corporation. Provided further, if a Change in Control constitutes a payment event with respect to any Award that provides for the deferral of compensation and is subject to IRC Section 409A, payments to be made upon a Change in Control shall only be made upon a “change in control event” within the meaning of IRC Section 409A.

e.	“Change in Control Period” means the period commencing six months prior to a Change in Control and ending on the Vesting Date corresponding to the last Award stated at the beginning of this Agreement.

f.	“Committee” means the Compensation Committee of the Company’s Board of Directors or its designee.

g.	“Company” means Stage Stores, Inc., a Nevada corporation, its successors and assigns and any corporation which shall acquire substantially all its assets.

h.	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

i.	“Grant Date” means the date stated at the beginning of this Agreement.

j.	“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and any successor.

k.	“Participant” means the individual named at the beginning of this Agreement.

l.	“Termination” means a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) by a Participant with the Company and all its Affiliates.

m.	“Vesting Date” means the date stated at the beginning of this Agreement which corresponds to each Award.
Intending to be legally bound, the Company and Participant have each executed and delivered this Agreement as of the Grant Date.

STAGE STORES, INC.	PARTICIPANT

By: ____________________________________________	By: _____________________________________________

Name: _________________________________________	Name: __________________________________________

Title: __________________________________________